Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation in this Registration Statement on Form SB-2 Amendment No. 5 (Registration No. 333-37879) of our report dated February 4, 1998 (with respect to Note H March 26, 1998 and Note N March 28, 1998) on our audit of the financial statements of Capital Growth Holdings, Ltd. (the "Company"), as of December 31, 1997 and for the year ended December 31, 1997 and for the period February 26, 1996 (inception) through December 31, 1996 included in the amendments Nos. 2, 3 and 4 and our report dated February 22, 1997 (with respect to Notes A and B, March 14, 1997 and Notes D(3) and L, March 27, 1997) on the audit of the financial statements of the Company as of December 31, 1996 and for the period February 26, 1996 (inception) through December 31, 1996 included in amendment No. 1.


/s/ Richard A. Eisner & Company, LLP

Richard A. Eisner & Company, LLP


New York, New York
June 23, 1998